Exhibit 8.3.18

            Form of Affidavit and Certificate of Assumed Liabilities

                                 [See Attached]


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                AFFIDAVIT AND CERTIFICATE OF ASSUMED LIABILITIES
                                       OF
                        MAINSTREET HEALTHCARE CORPORATION


         PERSONALLY appeared before me ROBERT G. RIDDETT, JR. who first being duly sworn, deposes and says that:

         1. Robert G. Riddett, Jr. is the President of MainStreet Healthcare Corporation ("MainStreet"), and as such has access to, and knowledge of, the business records of MainStreet.

         2. The outstanding balances of the MainStreet Equipment Leases as of March 31, 1998 total $ , in the aggregate.

         3. The outstanding balances of the MainStreet Real Estate Leases as of March 31, 1998 total $ , in the aggregate.

         4. The outstanding balance (less applicable lending hold-back amounts) of MainStreet's line of credit obligation with Bank One, N.A. (formerly NPL-LP, Inc.), as of March 31, 1998 totals $_________________________________________.

         5. This Affidavit and Certificate of Assumed Liabilities is being delivered to UCI Medical Affiliates of Georgia, Inc. ("UCI of GA") pursuant to
Section 8.3.18 of that certain Acquisition Agreement and Plan of Reorganization by and between among others UCI of GA and MainStreet, dated February 9, 1998 (the "Acquisition Agreement"), and may be relied upon by UCI of GA.

         6. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

         Executed as of the 31st day of March, 1998.


                                     __________________________________
                                     Robert G. Riddett, Jr., President



Sworn to me this
31st day of March, 1998

_______________________
Notary Public For______________________
My Commission Expires:_______________